Exhibit 11

        Motorola, Inc. and Consolidated Subsidiaries
        Primary and Fully Diluted Earnings Per Common
                 and Common Equivalent Share
           (In millions, except per share amounts)

                                        Three Months Ended
                                         April 2,  April 3,
                                            1994      1993
Net Income                                $   298   $   204
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                         4         4
Adjusted net income                       $   302   $   208

Earnings per common and common equivalent share - Primary:

Weighted average common shares outstanding  278.9     270.9
Common equivalent shares:
   Stock options                              6.5       4.8
   Zero coupon notes due 2009 and 2013        9.3      12.0
Common and common equivalent
   shares - primary (in millions)           294.7     287.7

Net earnings per share - primary          $  1.03   $  0.73

Earnings per common and common equivalent share - Fully Diluted:

Weighted average common shares outstanding  278.9     270.9
Common equivalent shares:
   Stock options                              6.5       5.0
   Zero coupon notes due 2009 and 2013        9.3      12.0
Common and common equivalent
   shares - fully diluted (in millions)     294.7     287.9

Net earnings per share - fully diluted    $  1.03   $  0.72